Exhibit 99.1

FOR MORE INFORMATION CONTACT:	Michael Dunne
Public Information Officer
541-338-1428

therightbank.com

Email: michael.dunne@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation and Capital Pacific Bancorp

Announce Election Deadline

EUGENE, Ore., and PORTLAND, Ore., February 20, 2015 — Pacific Continental Corporation (Nasdaq: PCBK), and Capital Pacific Bancorp (OTCQB: CPBO), today jointly announced that the deadline for Capital Pacific shareholders to elect the form of consideration that they will receive upon the closing of the merger of Capital Pacific with and into Pacific Continental (the “Merger”) has been set for 5:00 p.m. Pacific Time on February 27, 2015 (the “Election Deadline”).

Elections can be made by mailing a completed form of election (the “Election Form”), which was previously mailed to each Capital Pacific shareholder, to Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011 (the “Exchange Agent”). All inquiries with respect to the completion of the Election Form, including requests for additional copies of the Election Form, may be made directly to Georgeson (the “Information Agent”) at 480 Washington Blvd., 26th floor, Jersey City, NJ 07310; toll free: (888) 613-9988.

If you hold shares of Capital Pacific stock through a broker, bank, trustee, or other nominee, you should contact your broker, bank, trustee or other nominee for instructions on how to make an election or with questions and inquiries with respect to the completion of the Election Form.

Upon completion of the Merger, Capital Pacific shareholders will receive either $16.00 per share in cash or 1.132 shares of Pacific Continental common stock for each share of Capital Pacific common stock or a combination of 40.0% in the form of cash and 60.0% in the form of Pacific Continental common stock. The number of shares of Pacific Continental common stock to be issued to Capital Pacific shareholders is based on a fixed exchange ratio provided that Pacific Continental’s stock price remains between $12.01 and $16.25 as measured by the 20-day average closing price of Pacific Continental common stock shortly before closing. The value of the stock portion of the consideration will fluctuate based on the value of Pacific Continental’s common stock. To the extent the average closing price of Pacific Continental common stock is outside this price range, then the exchange ratio will adjust.

If a Capital Pacific shareholder fails to submit an Election Form to the Exchange Agent prior to the Election Deadline, or if an Election Form is improperly completed and/or is not signed, such shareholder will be deemed to have made no election and will be issued the form of consideration determined by the Exchange Agent pursuant to the procedures for allocating consideration to no-election shares provided in the Agreement and Plan of Merger, a copy of which is attached as Annex A to the Proxy Statement/Prospectus dated January 20, 2015, previously mailed to Capital Pacific shareholders.

The transaction has received the requisite approvals from the Federal Deposit Insurance Corporation, the Oregon Department of Consumer and Business Services – Division of Finance and Corporate Securities, and the Federal Reserve Bank of San Francisco. Assuming the approval of Capital Pacific shareholders at a meeting scheduled to be held on March 3, 2015, and the satisfaction or waiver of all other conditions precedent to the Merger, the Merger is expected to be completed on or about March 6, 2015.

About Capital Pacific Bank

Capital Pacific Bancorp (OTCQB: CPBO) is the parent company of Capital Pacific Bank, a Certified B Corporation providing comprehensive banking expertise to businesses, professionals and nonprofit organizations. Backed by a tradition of high touch customer service, Capital Pacific Bank delivers a full array of products and services and advanced technology solutions to help businesses meet their financial goals. For more information, visit capitalpacificbank.com.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates loan production offices in Tacoma, Washington and Denver, Colorado. Pacific Continental, with $1.5 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal, the Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Additional Information for Shareholders

This communication is being made in respect of the proposed merger transaction involving Pacific Continental and Capital Pacific. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed merger transaction, Pacific Continental filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that included a Proxy Statement of Capital Pacific, and a Prospectus of Pacific Continental, as well as other relevant documents concerning the proposed transaction, and filed an amendment to such Registration Statement on January 20, 2015. The SEC declared the Registration Statement effective on January 21, 2015, and Capital Pacific mailed the definitive Proxy Statement/Prospectus to Capital Pacific shareholders on or about January 23, 2015. Shareholders of Capital Pacific are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Pacific Continental and Capital Pacific, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Pacific Continental at therightbank.com under the tab “Investor Relations” and then under the heading “Financials – SEC Filings,” or from Pacific Continental’s Investor Relations, by calling 541-686-8685. The information on Pacific Continental’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings that Pacific Continental makes with the SEC.

Pacific Continental and Capital Pacific and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Capital Pacific in connection with the proposed merger. Information about the directors and executive officers of Pacific Continental is set forth in the proxy statement for Pacific Continental’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 7, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger filed with the SEC. Copies of these documents may be obtained free of charge from the sources described above.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about expectations regarding the receipt of Capital Pacific shareholder approval and the timing of the closing of the transaction, and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the merger does not close when expected or at all because required shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Pacific Continental and Capital Pacific operate; the ability to promptly and effectively integrate the businesses of Pacific Continental Bank and Capital Pacific Bank; the reaction to the transaction of the companies’ customers, employees and counterparties; and the diversion of management time on merger-related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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